Exhibit 5.7

June 29, 2005

Loews Cineplex Entertainment Corporation

711 Fifth Avenue

New York, New York 10022

Re:	Registration Statement on Form S-4 (File No. 333-124111)

Ladies and Gentlemen:

We have acted as special counsel in the State of Ohio to Loews Richmond Mall Cinemas, Inc., (“Cinemas”) and Mid-State Theatres, Inc., (“Mid-State” and collectively with Cinemas, “the “Guarantors”), which are indirect, wholly owned subsidiaries of Loews Cineplex Entertainment Corporation, a Delaware corporation (the “Issuer”), in connection with (i) the proposed issuance by the Issuer in an exchange offer (the “Exchange Offer”) of $315,000,000 aggregate principal amount of 9% Senior Subordinated Notes due August 1, 2014 (the “Exchange Notes”), which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Issuer’s outstanding 9% Senior Subordinated Notes due August 1, 2014 (the “Initial Notes”), which have not been, and will not be, so registered, (ii) the guarantee of the Exchange Notes (the “Guarantees”) by the Guarantors, and (iii) the preparation of the registration statement on Form S-4 filed by the Issuer and the Guarantors with the Securities and Exchange Commission (the “Registration Statement”) for the purpose of registering the Exchange Notes and the Guarantees under the Securities Act.

The Initial Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture dated as of July 30, 2004, (“Indenture”) among the Issuer, the Guarantors, other subsidiaries listed on Exhibit H to the Indenture, and U.S. Bank National Association, as trustee (the “Trustee”). The terms of the Guarantees are contained in the Indenture, and the Guarantees will be issued pursuant to the Indenture. Capitalized terms defined in the Indenture and not otherwise defined herein are used herein with the meanings so defined.

This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined such documents and made such other investigation as we have deemed appropriate to render the opinion set forth below. As to matters of fact material to our opinion, we have relied, without independent verification, on representations made in the Indenture, certificates and other documents and other inquiries of officers of the Issuer and the

Loews Cineplex Entertainment Corporation	June 29, 2005

Guarantors and of public officials. We have also examined and, with your permission, relied upon originals or conformed copies, certified or otherwise authenticated to our satisfaction, of (a) the Articles of Incorporation and Regulations denominated as Bylaws of each Guarantor, (b) resolutions of the Board of Directors of each Guarantor, (c) certificates of public officials, and (d) executed e-mail copies of the Guarantees.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Guarantors, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and, except as set forth below, the validity and binding effect thereof on such parties.

Our opinions set forth herein are limited to the laws of the State of Ohio that, in our experience, are applicable to securities of the type covered by the Registration Statement and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined-on law on the opinions herein stated.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.	The Guarantors are validly existing and in good standing under the laws of the State of Ohio.

2.	The Indenture has been duly authorized and executed by the Guarantors.

3.	The Guarantees have been duly authorized by the Guarantors.

4.	The execution of the Indenture by the Guarantors and the performance by the Guarantors of the terms and provisions thereof do not, and the performance of the terms and provisions of the Guarantees in accordance with the Indenture will not, violate any laws of the State of Ohio.

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Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and secured parties, and (ii) general principles of equity and the equitable discretion of courts, including concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding at law or in equity).

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus included therein. We also hereby consent to Ropes & Gray LLP relying upon this opinion in providing any opinion to be delivered by them in respect of the foregoing. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Porter, Wright, Morris & Arthur LLP